EXHIBIT 99.1

For Immediate Release

American Power Conversion Reports Second Quarter 2006 Financial Results

WEST KINGSTON, R.I. -- July 27, 2006 -- American Power Conversion Corporation (Nasdaq: APCC) (APC) today reported financial results for the second quarter ended June 25, 2006.

Revenue for the second quarter 2006 was $560.0 million, up 17 percent from $480.6 million in the second quarter 2005 and up 17 percent sequentially from $478.8 million in the first quarter 2006.  Net income for the second quarter 2006 was $24.7 million or $0.13 per diluted share, down 41 percent from $41.9 million or $0.21 per diluted share in the second quarter 2005 and up 70 percent from $14.5 million or $0.07 per diluted share in the first quarter 2006.

Second Quarter 2006 Financial Summary

(In millions, except per share amounts)

			YOY		QOQ
	Q2 2006	Q2 2005	Change	Q1 2006	Change
Revenue	$560.0	$480.6	17%	$478.8	17%
Operating Income	$27.0	$49.9	(46)%	$13.3	103%
Net Income	$24.7	$41.9	(41)%	$14.5	70%
Diluted EPS	$0.13	$0.21	(39)%	$0.07	73%

“The second quarter’s performance continued to reflect strong demand across geographies and major operating segments and extended our double digit year-over-year revenue growth streak to twelve consecutive quarters.  Sequentially, top line growth that outpaced spending growth coupled with gross margin improvement resulted in operating income more than doubling in the second quarter versus the first quarter 2006,” said Rodger B. Dowdell, Jr., APC’s president and chief executive officer.  “I am also pleased to announce that in the first half 2006 we have returned nearly $170 million to shareholders through our cash dividend and stock repurchase programs.  In the second quarter, we repurchased 2.9 million shares representing an approximately $60 million investment.

“Through the streamlining of operations, supply chain initiatives and pricing actions, we are taking steps to improve our gross margin, while maintaining investments in innovation, sales and marketing programs to drive awareness and adoption of APC’s network-critical physical infrastructure (NCPI) solutions globally.  Despite continued progress in our operations and supply chain initiatives, the year-over-year trends remain unfavorable although less so than previous quarters.  Additionally, year-over-year margins were also negatively impacted in the quarter by segment and product mix as well as pricing,” continued Dowdell.

Segment Review

For the second quarter 2006, revenue in APC’s Large Systems segment, consisting primarily of 3-phase uninterruptible power supplies (UPSs), APC Global Services, precision cooling and ancillary products for data centers, facilities and communication applications, increased 33 percent year-over-year to $139.5 million.  Continued year-over-year growth in InfraStruXure® solutions, including Symmetra® three-phase UPSs, fueled the top line performance of the segment.

The Small Systems segment, which provides power protection, UPS and management products for the PC, server and networking markets, continued posting healthy results, increasing 12 percent year-over-year to $399.6 million.  Demand for APC’s online single-phase Smart-UPS® solution, the Smart-UPS RT, and summer demand for Back-UPS® desktop UPSs were top drivers of growth in the segment during the quarter.

Business Outlook

“In 2002, APC first set out to educate customers about the benefits of a modular, scalable NCPI solution,” stated Dowdell.  “We talked to customers about lowering their total cost of ownership and adapting to rapidly changing IT demands while maintaining high levels of availability.  These are simple themes for very complex problems.  Turning the clock ahead to 2006, experts now predict that powering and cooling the data center will soon become more expensive than purchasing the IT equipment to populate it.  The importance of properly managing and maximizing the performance of NCPI has never been higher.  APC anticipated this market need and is helping customers prepare for this reality with an entirely new approach to design, build and operate data centers.  Today, we are committed to arm data center professionals with a solution that enables them to manage their complex power and cooling challenges.”

Conference Call and Webcast

In conjunction with the second quarter 2006 earnings announcement, APC management is hosting a conference call to discuss the Company’s results.  This conference call will be held today, July 27, at 5:00 p.m. Eastern time and will be available live and archived, in its entirety, to the public via the Company’s Web site at investor.apcc.com or live by dialing 913-981-5522.  A replay will be accessible via telephone at approximately 8:00 p.m. on July 27 by dialing 719-457-0820 and entering the access code 4429604 and will continue through August 2 at midnight Eastern Time.

Safe Harbor Provision

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  All statements in this press release that do not describe historical facts, such as statements concerning the Company’s future plans or prospects and those contained in the “Business Outlook” section of the press release, are forward-looking statements.  All forward-looking statements are not guarantees and are subject to risks and uncertainties that could cause actual results to differ from those projected.  The factors that could cause actual results to differ materially include the following: the Company’s ability to improve the execution of its operations processes and eliminate operational waste and excess expense; depending on market circumstances, the Company may not complete its previously approved stock repurchase program; the impact of increasing competition which could adversely affect the Company’s revenues and profitability; the impact of foreign currency exchange rate fluctuations; the impact on demand, component availability and pricing, and logistics, and the disruption of manufacturing operations that result from labor disputes, war, acts of terrorism or political instability; ramp up, expansion, transfer and rationalization of global manufacturing capacity, including successfully consolidating its Irish manufacturing operations in Castlebar, Ireland and redeploying certain customer-facing positions within the Europe, Middle East and Africa region; the Company’s ability to effectively align operating expenses and production capacity with the current demand environment; the potential impact of complying with changing environmental regulations; impact on order management and fulfillment, financial reporting and supply chain management processes as a result of the Company’s reliance on a variety of computer systems; the discovery of a latent defect in any of the Company’s products; general worldwide economic conditions, and, in particular, the possibility that the PC and related markets decline; growth rates in the power protection industry and related industries; product mix changes and the potential negative impact on gross margins from such changes; changes in the seasonality of demand patterns; inventory risks due to shifts in market demand; component constraints, shortages, pricing and quality; risk of nonpayment of accounts receivable; the uncertainty of the litigation process including risk of an unexpected, unfavorable result of current or future litigation; and the risks described from time to time in the Company’s filings with the Securities and Exchange Commission.

About American Power Conversion

Founded in 1981, American Power Conversion (Nasdaq: APCC) (APC) is a leading provider of global, end-to-end solutions for real-time infrastructure.  APC’s comprehensive products and services for home and corporate environments improve the availability, manageability and performance of sensitive electronic, network, communication and industrial equipment of all sizes.  APC offers a wide variety of products for network-critical physical infrastructure including InfraStruXure®, its revolutionary architecture for on-demand data centers, as well as physical threat management products through the company’s NetBotz® division.  These products and services help companies increase the availability and reliability of their IT systems.  Headquartered in West

Kingston, Rhode Island, APC reported sales of $2.0 billion for the year ended December 31, 2005, and is a Fortune 1000, Nasdaq 100 and S&P 500 Company.  All trademarks are the property of their owners.  Additional information about APC and its global end-to-end solutions is available at www.apc.com or by calling 800-877-4080.

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For more information contact:

Investors:

Richard Thompson, chief financial officer, 401-789-5735, ext. 2325

Debbie Hancock, director, investor relations, 401-789-5735, ext. 2994, Debbie.hancock@apcc.com

Media:

Chet Lasell, APC director, public relations-North America, 800-788-2208 ext. 2693,
chet.lasell@apcc.com

Supplemental Financial Information for American Power Conversion Corporation

Second Quarter 2006 Financial Summary

(In millions, except per share amounts)

			YOY		QOQ
	Q2 2006	Q2 2005	Change	Q1 2006	Change
Revenue	$560.0	$480.6	17%	$478.8	17%
Operating Income	$27.0	$49.9	(46)%	$13.3	103%
Net Income	$24.7	$41.9	(41)%	$14.5	70%
Diluted EPS	$0.13	$0.21	(39)%	$0.07	73%

Second Quarter Segment Summary

			YOY		QOQ
	Q2 2006	Q2 2005	Change	Q1 2006	Change
Revenue (In millions)
Small Systems	$399.6	$356.2	12%	$350.9	14%
% of revenue	72%	74%		74%
Large Systems	$139.5	$104.9	33%	$107.1	30%
% of revenue	25%	22%		23%
Other	$15.6	$16.4	(5)%	$17.5	(11)%
% of revenue	3%	3%		4%
Shipping and
Handling	$5.3	$3.1		$3.3
Net Sales	$560.0	$480.6	17%	$478.8	17%

			YOY Basis		QOQ Basis
	Q2 2006	Q2 2005	Point Change	Q1 2006	Point Change
Gross Margin Percentage

Small Systems	41.5%	45.2%	(370)	41.3%	20
Large Systems	18.5%	18.3%	20	16.2%	230
Other	55.2%	56.5%	(130)	54.0%	120

Second Quarter Geographic Summary

			YOY		QOQ
	Q2 2006	Q2 2005	Change	Q1 2006	Change
Revenue (In millions)
Americas	$304.8	$257.8	18%	$247.3	23%
% of revenue	54%	54%		52%
EMEA	$162.3	$140.2	16%	$137.0	18%
% of revenue	29%	29%		29%
Asia	$92.9	$82.6	12%	$94.5	(2)%
% of revenue	17%	17%		20%
Net Sales	$560.0	$480.6	17%	$478.8	17%

Note:      Totals may not add to 100% due to rounding

                YOY = year-over-year

                QOQ = quarter-over-quarter

AMERICAN POWER CONVERSION CORPORATION & SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
IN THOUSANDS
(UNAUDITED)

	JUNE 25, 2006	DECEMBER 31, 2005
CURRENT ASSETS
CASH AND CASH EQUIVALENTS	$202,078	$262,414
SHORT TERM INVESTMENTS	336,667	511,181
ACCOUNTS RECEIVABLE, NET	395,887	374,694
INVENTORIES	607,561	541,823
PREPAID EXPENSES AND OTHER CURRENT ASSETS	62,701	59,181
DEFERRED INCOME TAXES	68,600	60,139
TOTAL CURRENT ASSETS	1,673,494	1,809,432

PROPERTY, PLANT & EQUIPMENT	502,728	459,736
LESS: ACCUMULATED DEPRECIATION AND AMORTIZATION	309,588	293,692
NET PROPERTY, PLANT & EQUIPMENT	193,140	166,044

LONG TERM INVESTMENTS	564	562
GOODWILL	17,951	15,781
OTHER INTANGIBLES, NET	29,503	36,115
DEFERRED INCOME TAXES	43,820	42,427
OTHER ASSETS	3,919	5,101

TOTAL ASSETS	$1,962,391	$2,075,462

CURRENT LIABILITIES
ACCOUNTS PAYABLE	$162,288	$176,345
ACCRUED EXPENSES	222,067	204,702
INCOME TAXES PAYABLE	34,644	39,755
TOTAL CURRENT LIABILITIES	418,999	420,802

DEFERRED TAX LIABILITY	11,344	14,911

TOTAL LIABILITIES	430,343	435,713

SHAREHOLDERS’ EQUITY
COMMON STOCK	1,902	1,958
ADDITIONAL PAID-IN CAPITAL	22,671	131,862
RETAINED EARNINGS	1,504,625	1,504,093
ACCUMULATED OTHER COMPREHENSIVE INCOME	2,850	1,836
TOTAL SHAREHOLDERS’ EQUITY	1,532,048	1,639,749

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,962,391	$2,075,462

Note: The data reported above are based on an unaudited balance sheet, but include all adjustments that the Company considers necessary for a fair presentation of financial condition for this period.

AMERICAN POWER CONVERSION CORPORATION & SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
IN THOUSANDS EXCEPT PER SHARE AMOUNTS
(UNAUDITED)

	FOR THE THREE MONTHS ENDED
	JUNE 25, 2006	JUNE 26, 2005
NET SALES	$559,985	$480,606

COST OF GOODS SOLD	371,360	302,341

GROSS PROFIT	188,625	178,265

MARKETING, SELLING, GENERAL AND ADMINISTRATIVE	135,837	105,619

RESEARCH AND DEVELOPMENT	25,827	22,736

TOTAL OPERATING EXPENSES	161,664	128,355

OPERATING INCOME	26,961	49,910

OTHER INCOME, NET	4,918	5,189

EARNINGS BEFORE INCOME TAXES	31,879	55,099

INCOME TAXES	7,173	13,224

NET INCOME	$24,706	$41,875

DILUTED EARNINGS PER SHARE	$0.13	$0.21

DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	194,342	199,742

Note: The data reported above are based on unaudited statements of income, but include all adjustments that the Company considers necessary for a fair presentation of results for these periods.

AMERICAN POWER CONVERSION CORPORATION & SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
IN THOUSANDS EXCEPT PER SHARE AMOUNTS
(UNAUDITED)

	FOR THE SIX MONTHS ENDED
	JUNE 25, 2006	JUNE 26, 2005
NET SALES	$1,038,778	$888,609

COST OF GOODS SOLD	692,365	545,893

GROSS PROFIT	346,413	342,716

MARKETING, SELLING, GENERAL AND ADMINISTRATIVE	257,821	206,198

RESEARCH AND DEVELOPMENT	48,362	42,975

TOTAL OPERATING EXPENSES	306,183	249,173

OPERATING INCOME	40,230	93,543

OTHER INCOME, NET	10,352	8,983

EARNINGS BEFORE INCOME TAXES	50,582	102,526

INCOME TAXES	11,381	24,606

NET INCOME	$39,201	$77,920

DILUTED EARNINGS PER SHARE	$0.20	$0.39

DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	195,981	199,036

Note: The data reported above are based on unaudited statements of income, but include all adjustments that the Company considers necessary for a fair presentation of results for these periods.